PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	MAY 27, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NEW YORK 10018
CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES SOLAZYME IPO

Harris & Harris Group, Inc., (NASDAQ: TINY) noted today that Solazyme, Inc. has priced its initial public offering (IPO) of 10,975,000 shares of common stock at $18.00 per share.

Harris & Harris Group first invested in Solazyme in 2004.  As of March 31, 2011, the most recent date on which Harris & Harris Group valued its investment in Solazyme, our securities were valued at $23,248,863, which was based on a price per share of $10.09.  Prior to the IPO, Harris & Harris Group’s 2,304,149 preferred shares of Solazyme converted into 2,304,149 common shares.

Solazyme, Inc. is a renewable oil and bioproducts company and a leader in industrial biotechnology. Founded in 2003 and headquartered in South San Francisco, Solazyme's technology allows microbes to produce oil and biomaterials in standard fermentation facilities quickly, efficiently and at large scale. These oils and biomaterials are tailored not only for biofuel production, but also as replacements for fossil petroleum, plant oils and animal fats in a diverse range of products running from clean fuels and chemicals to cosmetics and foods.

Solazyme's other investors include Morgan Stanley Asset Management, Braemar Energy Ventures, Lightspeed VenturePartners, The Roda Group, VantagePoint Venture Partners, and Zygote Ventures.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.